Exhibit 10.2

UNITED STATIONERS INC.

2004 LONG-TERM INCENTIVE PLAN

Restricted Stock Award Agreement With EPS Minimum

This Restricted Stock Award Agreement (this “Agreement”), dated as of September 1, 2012 (the “Award Date”), is by and between «Correct_Nick_Name» «LAST_NAME» (the “Participant”), and United Stationers Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2004 Long-Term Incentive Plan (the “Plan”). In the exercise of its discretion to issue stock of the Company, the Committee has determined that the Participant should receive a restricted stock award, on the following terms and conditions:

1.	Grant. The Company hereby grants to the Participant a Restricted Stock Award (the “Award”) of «M__of_Shares» shares of Stock (the “Restricted Shares”). The Award will be subject to the terms and conditions of the Plan and this Agreement. The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of the Restricted Shares.

2.	Stock Certificates. The Company will issue certificates for, or cause its transfer agent to maintain a book entry account reflecting the issuance of, the Restricted Shares in the Participant’s name. The Secretary of the Company, or the Company’s transfer agent, will hold the certificates for the Restricted Shares, or cause such Restricted Shares to be maintained as restricted shares in a book entry account, until the Restricted Shares either vest or are forfeited. Any certificates that are issued for Restricted Shares will bear a legend, and any book entry accounts that are maintained therefor will have an appropriate notation, in accordance with Section 6 hereof. The Participant’s right to receive the Award hereunder is contingent upon the Participant’s execution and delivery to the Secretary of the Company of all stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Restricted Shares in the event such Restricted Shares are forfeited in whole or in part. The Company, or its transfer agent, will distribute to the Participant (or, if applicable, the Participant’s designated beneficiary or other appropriate recipient in accordance with Section 5 hereof) certificates evidencing ownership of vested Restricted Shares as and when provided in Sections 4 and 5 hereof.

3.	Rights as Stockholder. On and after the Award Date, and except to the extent provided in this Section 3 and in Section 9 below, the Participant will be entitled to all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares, the right to receive dividends and other distributions payable with respect to the Restricted Shares, and the right to participate in any capital adjustment applicable to all holders of Stock. The Participant will not, however, have the right to receive any regular cash dividend with respect to Restricted Shares that are not yet vested as of the applicable dividend record date, and hereby waives his or her right to receive such dividends with respect to unvested Restricted Shares. Any dividend or distribution other than a regular cash dividend that is payable or distributable with respect to Restricted Shares that are not yet vested as of the applicable payment date will be deposited with the Company and will be subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying Restricted Shares are subject. If the Participant forfeits any rights he or she may have under this Award in accordance with Section 4 hereof, the Participant shall, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to any and all Restricted Shares not then vested and so forfeited, or any interest therein, and the Participant shall no longer be entitled to receive dividends on or vote any such Restricted Shares as of any record date occurring thereafter.

4.

Vesting; Effect of Date of Termination. The Participant’s Restricted Shares will vest in three annual increments of one-third of the Restricted Shares on each of the first three anniversaries of the Award Date (the “Scheduled Vesting Dates”); provided that the Participant’s Date of Termination has not occurred before a Scheduled Vesting Date and provided further that the Company’s cumulative Earnings Per Share[1] for the four calendar quarters immediately preceding an applicable Scheduled Vesting Date exceeds $0.50 per share. If the Participant’s Date of Termination occurs for any reason before all of the Participant’s Restricted Shares have become vested under this Agreement, the Participant’s Restricted Shares that have not theretofore become vested will be forfeited on and after the Participant’s Date of Termination, subject to the following:

[1]

Earnings Per Share” shall mean the Company’s Diluted Earnings Per Share as reported in its consolidated financial statements adjusted to eliminate: (1) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by the Company for the relevant performance year; (2) expenses classified as “Provisions for Restructuring”; (3) expenses related to impairment of goodwill or intangibles; (4) gains and/or losses classified as “Discontinued Operations”; (5) accelerated amortization of capitalized software; (6) the impacts of “Corporate Transactions”, such as stock splits, dividends and recapitalizations; and (7) gains or losses classified as “Extraordinary Items”, which may include: (A) the net impact of acquisitions and divestitures completed during the period; (B) gains or losses on the extinguishment of debt; (C) losses resulting from a newly enacted law or regulation; and (D) other expenses or losses that are unusual in nature or infrequent in occurrence.

In each instance, the above-referenced adjustment to Earnings Per Share must be in accordance with generally accepted accounting principles and appear on the face of the Company’s Statement of Consolidated Earnings contained in the Company’s Consolidated Financial Statements for such performance year.

(a)	If the Participant’s Date of Termination occurs by reason of the Participant’s death or Permanent and Total Disability, a portion of the Restricted Shares that have not otherwise vested under this Agreement will become vested as of the Participant’s Date of Termination. That portion of the then unvested Restricted Shares shall be determined by multiplying (i) the number of Restricted Shares eligible to vest on the next Scheduled Vesting Date following the Date of Termination by (ii) a fraction, the numerator of which shall be the number of whole months elapsed from the Scheduled Vesting Date immediately prior to the Date of Termination (or the Award Date if there was no Scheduled Vesting Date prior to the Date of Termination) to the Date of Termination, and the denominator of which shall be twelve.

(b)	If the Participant’s Date of Termination occurs by reason of the Participant’s Retirement (as defined in paragraph 4(g)), then the unvested Restricted Shares at that time will continue to vest on the remaining Scheduled Vesting Dates to the extent that the Restricted Shares have been earned based on the Company’s achievement of the Earnings Per Share goal specified in Section 4 for the four calendar quarters immediately preceding any such Scheduled Vesting Date, but only if the following conditions have been satisfied: (i) the Participant has provided the Company with written notice of his or her intent to retire at least 3 months prior to the Participant’s Date of Termination (but such advance notice shall not be required if Retirement occurs as a result of Participant’s involuntary separation from service without Cause, Participant’s death or Disability, or Participant’s separation from service for Good Reason); and (ii) the Participant executes prior to such Date of Termination a release of claims and an agreement not to compete in such forms as the Company may prescribe. If these conditions are not satisfied prior to Participant’s Date of Termination, any unvested Restricted Shares as of the Date of Termination shall be forfeited.

(c)	If a Change of Control occurs after the Award Date and prior to the Participant’s Date of Termination, then (i) 50% of the Restricted Shares that have not otherwise vested under this Agreement will then become fully vested as of the date of such event; and (ii) the portion of the Restricted Shares that does not vest in accordance with the preceding clause (i) shall be subject to the vesting provisions of this Agreement without regard to the acceleration of vesting under clause (i).

(d)	If a Change of Control occurs after the Award Date and prior to the Participant’s Date of Termination and, during the two-year period following the date of such Change of Control, the Participant’s Date of Termination occurs by reason of termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, the Restricted Shares that have not otherwise vested under this Agreement will be fully vested as of the Participant’s Date of Termination.

(e)	If the Participant’s Date of Termination occurs during an Anticipated Change of Control by reason of termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, and a Change of Control then occurs within two years following the Participant’s Date of Termination, the number of shares (subject to paragraph 5.2(f) of the Plan) that were forfeited under this Agreement on the Date of Termination shall be granted to the Participant on a fully vested basis as of the date of the Change of Control.

(f)	For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(g)	For purposes of this Agreement, “Retirement” means the Participant’s termination of employment (as described in the definition of “Date of Termination” in the Plan) occurring after the Participant has reached age 60 and has completed at least 10 years of Service with the Company and its Subsidiaries.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Restricted Shares are forfeited as provided herein.

5.	Terms and Conditions of Distribution. The Company, or its transfer agent, will distribute to the Participant certificates for any portion of the Restricted Shares which becomes vested in accordance with this Agreement within 30 days after the vesting thereof. If the Participant dies before the Company has distributed certificates for any vested portion of the Restricted Shares, the Company will distribute certificates for that vested portion of the Restricted Shares and, to the extent provided under Section 4 hereof, the remaining balance of the Restricted Shares which become vested upon the Participant’s death in accordance with the Participant’s will or, if the Participant did not have a will, in accordance with the laws of descent and distribution.

Notwithstanding the foregoing, the Committee may require the Participant, or the alternate recipient identified in the preceding paragraph, to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time such Restricted Shares become “substantially vested” (as defined in the regulations issued under Section 83 of the Code). At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (A) through a cash payment by the Participant, (B) through the surrender of shares of Stock that the Participant already owns (provided, however, to the extent shares described in this clause (B) are used to satisfy more than the minimum statutory withholding obligation, as described below, then payments made with shares of Stock in accordance with this clause (B) shall be limited to shares held by the Participant for not less than six months prior to the payment date), (C) through the surrender of shares of Stock to which the Participant is otherwise entitled in respect of the Award under this Agreement; provided, however, that such shares under this clause (C) may be used to satisfy not more than the minimum statutory withholding obligation of the Company or applicable Subsidiary (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (D) any combination of (A), (B) and (C); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D) and that the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 of the Exchange Act (if the Participant is subject thereto) and any other applicable laws and the respective rules and regulations thereunder. Any fraction of a share of Stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the Participant.

The Company will not be required to make any distribution of any portion of the Restricted Shares under this Section 5 (i) before the first date that such portion of the Restricted Shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities, or (ii) at any other time when the Company or the Committee reasonably determines that such distribution or any subsequent sale of the Restricted Shares would not be in compliance with other applicable securities or other laws or regulations. In determining whether a distribution would result in any such penalty, forfeiture or noncompliance, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant or the Participant’s legal or personal representative.

6.	Legend on Stock Certificates. If one or more certificates for all or any portion of the Restricted Shares are issued in the Participant’s name under this Agreement before such Restricted Shares become vested, the certificates shall bear the following legend, or any alternate legend that counsel to the Company believes is necessary or desirable, to facilitate compliance with applicable securities or other laws:

“The securities represented by this Certificate are subject to certain restrictions on transfer specified in the Restricted Stock Award Agreement dated as of the Award Date between the issuer (the “Company”) and the holder named on this Certificate, and the Company reserves the right to refuse the transfer of such securities, whether voluntary, involuntary or by operation of law, until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.”

If any such Restricted Shares are not represented by certificate(s) prior to their vesting, but are instead maintained by the Company’s transfer agent in uncertificated form in a book entry account, the account shall bear an appropriate notation to the effect that the Restricted Shares included therein are subject to the restrictions of this Agreement. Whether maintained in certificated or uncertificated book entry form, the Company may instruct its transfer agent to impose stop transfer instructions with respect to any such unvested Restricted Shares.

The foregoing legend or notation and stop transfer instructions will be removed from the certificates evidencing or account maintained for all or any portion of the Restricted Shares after the conditions set forth in Sections 4 and 5 hereof have been satisfied as to such Restricted Shares.

7.	Delivery of Certificates. Despite the provisions of Sections 4 and 5 hereof, the Company is not required to issue or deliver any certificates for Restricted Shares if at any time the Company determines that the listing, registration or qualification of such Restricted Shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of the Restricted Shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.	No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.

9.	Nontransferability. Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to vested shares, the Participant’s interests and rights in and under this Agreement are not assignable or transferable other than as designated by the Participant by will or by the laws of descent and distribution. Distribution of Restricted Shares will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 5 hereof. Any effort to otherwise assign or transfer any Restricted Shares (before they are distributed) or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

10.	Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan. Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on the Participant and all other persons.

11.	Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

12.	Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

13.	Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

14.	Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the Award Date.

Very truly yours,

UNITED STATIONERS INC.

By:

Charles Crovitz

Chairman of the Board